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                                                                    EXHIBIT 15.1



    Deloitte & Touche LLP
    333 Clay Street,
    Suite 2300
    Houston, Texas 77002

    May 12, 2004

    Sterling Chemicals, Inc.
    333 Clay Street, Suite 3600
    Houston, Texas 77002

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries (the "Company") for the quarters ended March 31, 2004 and 2003, as indicated in our report dated May 12, 2004; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in the Company's Registration Statement No. 333-105794 on Form S-8.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


    DELOITTE & TOUCHE LLP

    Houston, Texas